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                                                                EXHIBIT 23.1


                        Consent of Independent Auditors

We consent to the incorporation by reference into this Current Report on Form 8-K of our reports: (a) dated April 25, 1996, with respect to the statement of revenues and certain expenses of Bay San Marcos Industrial Park, (b) dated April 25, 1996, with respect to the statement of revenues and certain expenses of Escondido Business Center, (c) dated May 20, 1996, with respect to the statement of revenue and certain expenses of Eden Landing Commerce Park,
(d) dated May 20, 1996, with respect to the statement of revenue and certain expenses of Riverview Industrial Park, and (e) dated May 20, 1996, with respect to the statement of revenue and certain expenses of Pacific Park, included in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-02798) and related Preliminary Prospectus Supplement dated May 23, 1996, filed with the Securities and Exchange Commission.





                                                       ERNST & YOUNG LLP


Newport Beach, California
June 24, 1996